EXHIBIT 10.21
CITIZENS & NORTHERN CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Article I. PURPOSE:
This Citizens & Northern Corporation Supplemental Retirement Executive Plan (“Plan”) is adopted this 23rd day of October, 2008 by Citizens & Northern Corporation, a corporation located in Wellsboro, Pennsylvania, effective as the amendment and restatement of an existing Supplemental Executive Retirement Plan originally effective January 1, 1989.
The Employer hereby adopts this Plan in order to amend and restate the Citizens & Northern Bank Supplemental Executive Retirement Plan in order to bring the existing Plan document into full compliance with Section 409A of the Internal Revenue Code (the “Code”). The Plan is maintained in order to provide a means by which certain key management Employees may receive supplemental retirement income. The Plan is also intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation supplemental retirement benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Internal Revenue Code (the “Code”). The Plan shall be interpreted, operated and administered in a manner consistent with these intentions. Pursuant to this amendment and restatement, the Citizens & Northern Bank Supplemental Executive Retirement Plan shall be re-named the Citizens & Northern Corporation Supplemental Executive Retirement Plan.
Article II. DEFINITIONS:
2.1 “Account” means, the account maintained with respect to each Participant which is credited with Employer Contributions Credits and deemed investment gains or losses, minus payments to the Participant.
2.2 “Beneficiary” means the person, persons, entity or entities designated by a Participant or determined pursuant to the provisions of Article V of the Plan.
2.3 “Board” means the Board of Directors of Citizens & Northern Corporation.
2.4 “Change in Control Event” means an event applicable to the Company described in Section 409A(a)(2)(A)(v) of the Code (or any successor provision thereto) and the regulations thereunder.
2.5 “Committee” means the Compensation Committee of the Board of Directors or any other Committee of the Board of Directors so designated by the Board as authorized to administer the Plan.
2.6 “Company” means Citizens & Northern Corporation.
2.7 “Disabled” means Disabled within the meaning of Section 409A of the Code and the regulations thereunder. Generally, this means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of the Employer.
2.8 “Employee” means any individual who is actively employed by the Employer provided that the individual is a highly compensated or management employee of the Employer.
2.9 “Employer” means separately and collectively Citizens & Northern Corporation and Citizens & Northern Bank.
2.10 “Employer Contribution Credits” means the employer based amounts credited to the Participant’s Account by the Employer pursuant to the provisions of Article IV.
2.11 “Normal Retirement Age” means the date the Participant attains age 55 and has been a Participant in the Plan for at least five Plan Years.
2.12 “Participant” means with respect to any Plan Year an Employee designated by the Committee as eligible to participate in the Plan.

2.13 “Participation Agreement” means the written agreement entered into between a Participant and the Employer which sets forth election options of the Participant.
2.14 “Plan” means the Citizens & Northern Corporation Supplemental Executive Retirement Plan, as amended from time to time and at all times operated and maintained consistent with Section 409A of the Code and regulations promulgated thereto.
2.15 “Plan Year” means the twelve-month period ending December 31.
2.16 “Qualifying Distribution Event” means (i) the Separation from Service of the Participant following the attainment of Normal Retirement Age, (ii) the date the Participant becomes Disabled, (iii) the death of the Participant, or (iv) a Change in Control Event.
2.17 “Separation from Service” or “Separates from Service” shall mean “separation from service” as set forth under Code Section 409A.
2.18 “Specified Employee” means any Participant who as of such Participant’s Separation from Service is a key employee. A Participant is a key employee if the Participant qualifies as a key employee under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (and regulations promulgated thereto) at any time during the twelve month period ending on December 31 of each year. If the Participant is a key employee as of December 31 of any year the Participant is treated as a key employee for the entire 12 month period beginning on the following April 1.
2.19 “Spouse” or “Surviving Spouse” means, except as otherwise provided in the Plan, a person who is the legally married spouse or surviving spouse of a Participant.
2.20 “Trust” means any trust which may be established by the Company to assist the Employer in providing benefits under this Plan.
Article III. PARTICIPATION:
The Committee, in its sole discretion, shall designate each Employee who is eligible to participate in the Plan. Provided however, participation under the Plan is available only to Employees who constitute management/highly compensated Employees of the Employer.
Article IV. CONTRIBUTION CREDITS:
4.1 Employer Contribution Credits. For each Plan Year, the Employer may, in the sole discretion of its respective board of directors, cause the Committee to credit to the Account of the Participant an Employer Contribution Credit equal to an amount determined by the Employer.
4.2 Account. All Employer Contribution Credits, and earnings on such Employer Contribution Credits, shall be credited to the Participant’s Account.
Article V. Vesting/Beneficiary:
5.1 Vesting. A Participant shall not be vested in any amounts credited to his Account prior to his attaining Normal Retirement Age, his death, his Disability or a Change in Control Event. A Participant shall become fully vested in his Account upon attaining Normal Retirement Age, upon his death, upon becoming Disabled or upon a Change in Control Event.
5.2 Designated Beneficiary. The Participant may designate any person, persons, entity or entities as the beneficiary of the Participant’s accounts under the Plan on forms provided by and filed with the Committee. If no beneficiary is designated by the Participant, the beneficiary shall be the Participant’s Surviving Spouse. If the Participant does not designate a beneficiary and has no Surviving Spouse and has not designated any beneficiary or all such beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. A beneficiary designation may be changed or revoked at any time by filing a new beneficiary designation form with the Committee. If the primary beneficiary is receiving or is entitled to receive payments under the Plan and dies prior to receiving or before receiving all of the payments due, the balance to which the beneficiary is entitled shall be paid to the contingent beneficiary, if any, named in the Participant’s current beneficiary designation form. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee.
Article VI. Accounts, Investments:
6.1 Deemed Investments For Account and Deferred Contribution Credit Account. The Account of a Participant shall be credited based on investment returns determined as if the amounts credited to the Account were invested in one or more investment options made available under the Plan. The Participant may, as determined by the Committee, elect the investment funds in which his accounts are deemed to be invested. The Participant’s investment election will remain in effect until the Participant changes the election. If no election is made by the Participant, the investment return to be credited to the Participant’s Account shall be determined by the Committee and such investment return shall be communicated to the Participant.
6.2 Account Balance Adjustments. A Participant’s Account shall be credited with the total amount of any Employer Contribution Credits since the last credit date and shall be credited or debited with the amount of the deemed investment gain or loss resulting from the performance of the deemed investment funds elected by the Participant. The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final.
Article VII. Qualifying Distribution Events:
7.1 Separation from Service After Attaining Normal Retirement Age. If the Participant Separates from Service with the Employer after attaining Normal Retirement Age, any vested balance in the Participant’s Account shall be paid to the Participant by the Employer as provided in Article VIII. However, no distribution from the Plan shall be made earlier than six months after the date of Separation from Service or, if earlier, the date of death, with respect to a Participant who is a Specified Employee of a corporation which is traded on an established securities market. If the Participant qualifies as a Specified Employee of a corporation specified above, all payments which would otherwise have been made during the first six months following the date of Separation from Service shall be paid on the first day of the seventh month following the date of Separation from Service in addition to any payment which may be due on the seventh month.
7.2 Disability. If the Participant becomes Disabled while in service with the Employer, the Participant’s Account shall be paid to the Participant by the Employer as provided in Article VIII.
7.3 Death. If the Participant dies while in service with the Employer, the Employer shall pay the Participant’s Account and Deferred Contribution Credit Account to the Participant’s Beneficiary as provided in Article VIII.
7.4 Change in Control Event. Upon a Change in Control Event, the Participant’s Account shall be paid to the Participant as provided in Article VIII.
Article VIII. Distribution Procedures:
8.1 Payment Options. Subject to the provisions of this Article VIII and the provisions of Section 409A of the Code, a Participant may elect under his Participation Agreement, in accordance with Section 409A of the Code, whether to have his benefit paid to him in monthly or annual installments, over a period selected by the Participant.
8.2 Distribution Election Changes. With the prior consent of the Committee, a Participant may delay or change the method of payment of his accounts subject to the following:
a. The new payment election may not take effect until at least 12 months after the date on which the new election is made.
b. If the new election relates to a payment for a Qualifying Distribution Event other than the death of the Participant or the Participant becoming Disabled, the new election must commence not earlier than at least five years from the date such payment would otherwise have been made.
8.3 Timing of Payments. Payment(s) shall be made in the form elected by the Participant and shall commence as soon as soon as administratively feasible following the Qualifying Distribution Event, but not in any event later than ninety (90) days following the Qualifying Distribution Event.
8.4 Installment Payments. Payment of each monthly or annual installment shall be adjusted, as determined by the Committee, for credits or debits to the Participant’s Account pursuant to Article VI of the Plan.
8.5 Acceleration of Payments. Except as may be permitted under Section 409A of the Code and regulations, notices or announcements pertaining to Section 409A of the Code, the acceleration of the time or schedule of any payment due under the Plan shall be prohibited.
8.6 Violation of Non Corporation Restrictions. Notwithstanding anything herein contained to the contrary, no payment of any then unpaid Account balance shall be made and all rights under the Plan to future payments of any Participant, Beneficiary of a Participant, executor or administrator of a Participant or Beneficiary, or any other person, shall be forfeited if the Participant or Beneficiary shall directly or indirectly, alone or for the account of themselves, or as a partner, member, employee, advisor or agent of any partnership or joint venture, or as a trustee, officer, director, shareholder, employee, advisor, or agent of any corporation, trust, or other business organization or entity, own, manage, advise, finance, operate, join, control, carry on, engage or participate in the ownership, management, operation or control of or be connected in any manner with any business or any line of business of the Employer at the time of the Qualifying Distribution Event described in Article VII, and during the payment period of a Participant’s Account in any geographic area served by the Employer. The Board shall determine, in its sole and uncontrolled discretion, whether the Participant or Beneficiary has engaged in such activity described herein in the geographic area served by the Employer and such decision shall be binding on the Participant or Beneficiary. The provisions of this Section 8.6 shall cease to apply upon the Participant’s termination of employment following a Change in Control.
Article IX. Administration:
9.1 Membership of Committee. The Committee shall consist of not less than three (3) individuals appointed by the Board. Any member of the Committee may resign or be replaced by the Board, and his successor, if any, shall be appointed by the Board.
9.2 Committee Responsibilities. The Committee shall be responsible for the operation and administration of the Plan and for carrying out its provisions. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan. The Committee shall have the authority to designate employees eligible to participate in the Plan, to direct the Company as to the payment of benefits, to file such reports as requested from time to time, to administer the Plan’s claims procedure and to administer and interpret the Plan. Action of the Committee shall be final and conclusive as to any matter pertaining to the Plan. The Committee may rely upon information furnished by any representative of the Company or any actuary, accountant or legal counsel. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Employer, such administrative or other duties as it sees fit.
9.3 Indemnification/Hold Harmless. The Employer shall indemnify and hold harmless each member of the Committee and its agents, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, excluding, however, gross negligence or willful misconduct of such Committee member or its agents.
Article X. Composition of the Committee/Amendment and Termination of Plan:
10.1 The Board shall have the exclusive authority to appoint or remove members of the Committee at any time. The Board may amend any provision of the Plan or terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce the balance in any Participant’s Account or Deferred Contribution Credit Account as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Account or Deferred Contribution Credit Account. The Employer shall use its reasonable best efforts to ensure that this Agreement is maintained in compliance with Section 409A of the Code. Notwithstanding the foregoing, the Company may, in its discretion, terminate the Plan and distribute benefits to Participants subject to Section 409A of the Code and the following requirements:
a. No payments are made within 12 months of the termination date other than payments that would have normally been payable under the terms of the Plan if the termination had not occurred and all benefits under the Plan are paid within 24 months of the termination date.
b. The termination of the Plan is not occurring as a result of a downturn or expected downturn in the Company’s financial status.
c. All employer arrangements/plans under Section 409A regulations are terminated.
d. The Company does not adopt, within 3 years following the termination of the Plan, a new program that would be aggregated with the Plan under Section 409A of the Code.
Article XI. Claims Procedure:
11.1 All claims under this Plan must be filed by a Participant or Beneficiary pursuant to this Article XI. If any Participant or Beneficiary (the “claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, the Participant must first file a written claim with the Committee pursuant to this Claims Procedure. A Participant may appoint a representative to act on his behalf pursuant to the presentation of the claim.
11.2 Notice of Decision. Within 90 days after receipt of a claim by the Committee, the Committee shall notify the claimant of the decision with regard to the claim. If the claim is wholly or partially denied, the claimant shall be informed, in writing, of: (i) the specified reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA following an adverse benefit determination on review.
11.3 Review of Decision.
a. Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant may appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.
b. The decision on review of a claim denied in whole or in part by the Committee shall be made in the following manner:
i. Within 60 days following receipt by the Committee of the request for review, the Committee shall notify the claimant in writing of its decision with regard to the claim.
ii. With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall set forth:
(A) the specific reason or reasons for the adverse determination;
(B) specific reference to pertinent Plan provisions on which the adverse determination is based;
(C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(D) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).
c. The decision of the Committee shall be final and conclusive.
Article XII. Miscellaneous:
12.1 Assignability Prohibition. No portion of any benefit credited or paid under the Plan with respect to any Participant shall be payable to any party other than the Participant or Beneficiary nor shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. Provided, however, if all or any portion of the benefit of a Participant is transferred by approved court order to the former Spouse of the Participant incident to a divorce, the Committee shall maintain such amount for the benefit of the former Spouse until distributed in the manner required by an order of any court having jurisdiction over the divorce, and the former Spouse shall be entitled to the same rights as the Participant with respect to such benefit.
12.2 Payment Obligations. The Company shall be obligated to make all payments due the Participant under the Plan. This obligation shall merely constitute a contractual liability of the Company to a Participant with such payments being made from the general funds of the Company. The Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made. A Participant shall never have any interest in any particular assets of the Company by reason of its obligations hereunder. To the extent that any Participant or Beneficiary acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.
12.3 Trust. The Company may establish a trust to assist it in meetings its obligations under the Plan. Any such trust would be treated as a grantor trust for purposes of the Code. No trust asset may be held outside the United States.
12.4 Construction/Gender. The provisions of this Plan shall be governed under the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are superseded by ERISA and the applicable requirements of the Code. As used in this Plan, references to one gender shall include the other.
12.5 Notices. Each Participant who is no longer in Service and each Beneficiary shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid.
12.6 Set off. Notwithstanding any other provision of this Plan, the Employer may reduce the amount of any payment otherwise payable to or on behalf of a Participant hereunder (net of any required withholdings) at the time payment is due by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Employer that is then due and payable.
12.7 Reliance on Information. The Employer and the Committee shall have the right to rely on any data provided by the Participant or by any Beneficiary and the Employer and the Committee shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

12.8 Release. Except otherwise provided, any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.
12.9 Continuation of Employment. The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.
12.10 Headings. The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.
12.11 Merger or Consolidation. No Employer shall consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a “Successor Entity”) unless such Successor Entity shall assume the rights, obligations and liabilities of the Employer under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan. Nothing herein shall prohibit the assumption of the obligations and liabilities of the Employer under the Plan by any Successor Entity.
12.12 Withholding Taxes. The Employer or other payor may withhold a benefit payment under the Plan or a Participant’s wages, or the Employer may reduce a Participant’s Account balance, in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits, as permitted under Section 409A of the Code.
12.13 Legal Action. If Executive determines in good faith that the Employer or any successor has failed to comply with its obligations under this Agreement, or if the Employer or any successor or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding with respect to the foregoing, and as a result thereof, Executive is compelled to retain legal counsel, the Executive shall be reimbursed for his legal fees and expenses by the Employer provided an arbitrator or court of competent jurisdiction should find in favor of Executive in enforcing his rights hereunder.
The amended and restated Plan is hereby adopted 23rd day of October, 2008.

COMPANY CITIZENS & NORTHERN CORPORATION
/s/ Craig G. Litchfield
By: Chairman of the Board of Directors

TRUSTEE CITIZENS & NORTHERN BANK
/s/ Craig G. Litchfield
By: Chairman of the Board of Directors